EXHIBITS


         Exhibit 5.0 and 23.1       Opinion of Kaufman & Associates

         July 30, 2003

         Board of Directors
         Emergency Filtration Products, Inc.
         175 Cassia Way, Suite A115
         Henderson, NV 89014

         Ladies and Gentlemen:

                  You have requested my opinion with respect to certain matters in connection with the filing by Emergency Filtration Products Inc. (the "Company") of a Registration Statement on Form SB-2 (the "Registration Statement") with the Securities Exchange Commission covering the offering of (i) up to 7,852,142 Shares and Warrants of the Company's Common Stock, $0.001 par value.

                  In connection with this opinion, I have examined the Registration Statement, the Company's Article of Incorporation and By-Laws, and such other documents, records certificates, memoranda, certain Subscription and Consulting Agreements and other instruments I have deemed necessary as a basis for this opinion. I have relied upon the accuracy of the factual information provided to me by the Company and upon the accuracy of the representations and undertakings set forth in the Registration Statement. I have assumed the genuineness and authenticity of all documents submitted to me as originals.

                  On the basis of the foregoing, and in reliance thereon, I am of the opinion that the shares, when sold in accordance with the Subscription Agreements and Consulting Agreements will be validly issued, fully paid and nonassessable.

                  This opinion is rendered only with regard to the matters set forth in the paragraph above. No other opinions are intended nor should they be inferred.

                  Though I am a member of the Oklahoma Bar and Emergency Filtration Products, Inc. is a Nevada Corporation, I am familiar with Nevada Corporate law and thus capable of forming this opinion.

                  I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to being named in the prospectus. In giving this consent, I do not thereby concede that I am within the category of persons whose consent is required under the Securities Act of 1933 as amended, or the Rules and Regulations thereunder.

         Very Truly Yours,


         /s/ Ronald C. Kaufman
         Ronald C. Kaufman
         Kaufman & Associates, PLLC




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